Exhibit 11.1

                      AMERICAN MOBILE SATELLITE CORPORATION
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                    COMPUTATIONS OF EARNING PER COMMON SHARE
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                    (in thousands, except per share amounts)
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

                                                                    Three Months                      Nine Months
                                                                Ended September 30,               Ended September 30,

                                                                      1998            1997             1998             1997
                                                                      ----            ----             ----             ----
BASIC EARNINGS PER SHARE CALCULATION

Net Loss                                                         ($36,298)       ($26,264)       ($100,503)        ($80,187)
                                                                 =========       =========       ==========        =========

Net Loss per common share                                          ($1.14)         ($1.04)          ($3.39)          ($3.19)
                                                                   =======         =======          =======          =======

Weighted-average common shares outstanding                          31,773         25,145           29,604           25,125
                                                                   =======         =======          =======         =======

DILUTED EARNINGS PER SHARE CALCULATION
Net Loss                                                         ($36,298)       ($26,264)       ($100,503)        ($80,187)
                                                                 =========       =========       ==========        =========

Net Loss per common share                                          ($1.14)         ($1.04)          ($3.39)          ($3.18)
                                                                   =======         =======          =======          =======

Weighted-average common shares (1)                                 31,836          25,213           29,670           25,189
                                                                   =======         =======          =======          ======

(1)  Calculated as follows:
      Historical weighted average number of
           shares outstanding                                       31,773          25,145           29,604           25,125
      Assumed exercise of stock options                                 --               6                2                2
      Assumed exercise of stock purchase warrants                       63              62               64               62
                                                                ----------      ----------       ----------       ----------
                                                                    31,836          25,213           29,670           25,189
                                                                   =======         =======          =======          =======

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